SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): March 24, 2009

BATTERY CONTROL CORP.
 (Exact Name Of Registrant As Specified In Charter)

DELAWARE	333-148664	98-0533882
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

9903 Santa Monica Blvd.
Suite 918
Beverly Hills, CA. 90212
(Current Address of Principal Executive Offices)

Phone number: 888-LOGIXRG
 (Issuer Telephone Number)

20 a Sharei Torah Street
Jerusalem
Israel
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1                      Registrant’s Business and Operations

Item 1.01                      Entry into a Material Definitive Agreement

In furtherance of its overall business strategy, the Company entered into an agreement for the acquisition of long-term rights to 20,000 hectares (approximately 50,000 acres) of land rich in tropical hardwoods and other natural resources in Central Africa in consideration for a newly authorized convertible preferred stock issuance.  This acquisition augments the Company’s energy related business strategy.  The Company intends to harvest the high quality timber growing in the land parcel, consistent with the highest environmental standards.  The Company also intends to pursue its alternative energy projects for the country and its citizens which shall include growing biomass to be used in fuel and solar installations as desired by the local inhabitants and national governmental policy where the land is located.

The Agreement, which is dated as of February 4, 2009, provides the Company will issue a total of 10,000 convertible preferred shares. Convertibility will be subject, among other things, to achievement of agreed benchmarks over a 36-month period.

The filing of the Corporation on Form 10-K had incorrect information.  The information contained herein is correct.

Section 5 -- Corporate Governance and Management

Item 5.02                      Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Effective March 24, 2009, George Shen was elected Honorary Executive Chairman of the Corporation.  He is no longer a member of the Board of Directors as a result of the vote of the shareholders.

Also Effective, March 24, 2009, the following were elected by a majority of shares entitled to vote to the positions indicated

Name	Age	Position
Jason Fine		Chief Executive Officer and Chairman
Michael Ussery		Director
Yaffa Zwebner	42	Secretary and Director

Jason Fine, Chief Executive Officer and Chairman
Mr. Fine is the Senior Advisor to Ambassador Juan Avila, the Dominican Republic’s Permanent Mission to the United Nations and Chairman of the American Teleservices Associations International Committee. The latest company he founded for which he served as CEO and remains a board member of, The Contact Center Institute of the Americas (CCI), is recognized as the driving force fueling investment into the Dominican Republic. Now considered one of the most attractive locations in the Caribbean and Latin American (CALA) regions for the Outsourced Contact Center Industry, which has enabled CCI to rapidly begin the process expanding operations throughout the Dominican Republic and other Latin American countries. Its parent company Fine Marketing Solutions, which over a three-year period has secured in excess of $41,000,000 US dollars of outsourcing contracts, has been selected by the government of Honduras to create and globally brand this industry for the entire country.

During his tenure with Accenture and while serving in senior leadership positions with other companies, Mr. Fine has worked with numerous Fortune 500 organizations assisting to market, sell and serve their customer bases.

Mr. Fine graduated with high honors and member of the President’s list from the University of Iowa with a B.A. in psychology.

Ambassador Michael Ussery, Vice Chairman

Ambassador Ussery is an international business developer who has worked extensively in East Europe and the Mid-East.  Previously he was U.S. Ambassador to Morocco during the administrations of President Reagan and President Bush, Sr. In total, Ambassador Ussery has 11 years of experience at the U.S. State Department and as a political appointee of both Presidents.  His roles have included serving as a Director of Congressional and Press relations, White House Liaison, Deputy Assistant Secretary of the Near East and South Asia, and Chairman of the 12 agency Libya Task Force.  In government he held senior positions during the Libya conflict, Gulf War, Afghan War, Cold War and Mid-East peace process.

During the past decade, Ambassador Ussery has worked with more than sixty (60) companies and organizations, including numerous Fortune 500 and top international corporations focusing on public affairs and / or international business development. This has included organizing major investments in East Europe. Ambassador Ussery has experience working in 35 countries during his government and business careers.

Yaffa Zwebner, Director
Information previously filed

Item 5.03                      Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

The Company filed with the Secretary of the State of Delaware on or about May 1, 2009, to amend Article 1 of its Certificate of Incorporation to change its name from “Battery Control Corp.” to “Ecologix Resource Group, Inc.;” as well as to amend Article 4 of its Certificate of Incorporation to authorize the issuance of convertible preferred stock in the amount of 50,000,000 shares.

The Company declared a forward split of the shares of common stock at a rate of two (2) new shares for each one (1) old share of common stock.  The record date fixed by the Company is February 20, 2009, and was effective March 24, 2009.

Section 7

Item 7.01                      Regulation FD Disclosure.

The Company has relocated it offices to:
9903 Santa Monica Blvd.
Suite 918
Beverly Hills, CA. 90212
888-LOGIXRG

The Company has established a web site.  The address for the web site is www.

Section 9 -- Financial Statement And Exhibits

Item 9.01 Financial Statement And Exhibits.

(c)	Exhibits.
	Exhibit 3.1	Amendment to Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTERY CONTROL CORP.

By:	/s/ Jason Fine
Jason Fine Chief Executive Officer Dated: May 11, 2009